Exhibit 10.01

Summary of Chegg, Inc.
Non-Employee Director Compensation Policy

The following is a summary of the non-employee director compensation for members of the Board of Directors (the “Board”) of Chegg, Inc. (the “Company,” “we,” or “our”) who are not employees or officers of the Company or its subsidiaries (“Non-employee Directors”).

I.	Annual Fees

i.	Annual Cash Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board.

ii.	Additional Cash Retainers for Committee Membership:

Audit Committee Chair:	$20,000
Audit Committee member:	10,000
Compensation Committee Chair:	20,000
Compensation Committee member:	10,000
Nominating and Corporate Governance Committee Chair:	10,000
Nominating and Corporate Governance Committee member:	5,000

We pay the annual cash retainer fee and any additional fees to each Non-employee Director in arrears in equal quarterly installments.

II.	Equity Awards
All grants of equity awards to Non-employee Directors pursuant to this Policy will be automatic and non-discretionary and will be made in accordance with the following provisions:

i.
Revisions: The Compensation Committee of the Board (the “Compensation Committee” in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

ii.
Initial Equity Grant: Each Non-employee Director shall receive a equity grant of restricted stock units under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) having a Fair Market Value (as defined in the 2013 Plan) of $300,000 as of the date of grant upon initial appointment to the Board. The restricted stock units shall vest in equal quarterly installments over three years from the date of grant, subject to such director’s continued service as a director through the vesting date.

iii.
Annual Equity Grant: Each Non-employee Director shall receive an annual equity grant of restricted stock units under the 2013 Plan having a Fair Market Value (as defined in the 2013 Plan) of $175,000 as of the date of grant. The restricted stock units shall vest in full on the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant, subject to such director’s continued service as a director through the vesting date.

The restricted stock units shall vest in full upon the closing of a Corporate Transaction (as defined in the 2013 Plan). All annual equity grants shall be made to Non-employee Directors that are elected/re-elected at the Company’s annual meeting of stockholders on the date of such annual meeting of stockholders. All equity grants under this Policy will be made automatically in accordance with the terms of this Policy and the 2013 Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board.

III.	Expenses
We reimburse all reasonable out-of-pocket expenses incurred by Non-employee Directors in attending meetings of the Board or any committee thereof.